Exhibit 99.1

N E W S B U L L E T I N	POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 OCTQX: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, SEPTEMBER 16, 2015

POINT.360 ANNOUNCES FOURTH FISCAL QUARTER AND TWELVE MONTH RESULTS

Point.360 (OTCQX: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30, 2015, including sales of $5.8 million for the three months, resulting in earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN*) of $0.4 million for the period. The net loss for the three-month period was $0.1 million.

Haig S. Bagerdjian, the Company’s Chairman, President, and Chief Executive Officer said: “Fourth quarter revenues increased almost 10% over the third quarter of fiscal 2015. EBITDAN* improved approximately $0.4 million when compared to the prior quarter due to the added revenues and our cost saving efforts.”

Mr. Bagerdjian continued: “On July 8, we completed the purchase of the assets of Modern VideoFilm resulting in added facilities, an increased customer base and expanded service offerings. Consideration for the purchase consisted of Point.360 common shares and warrants. We simultaneously established a relationship with Medley Capital Corporation which provided Point.360 with a $6 million five-year term loan to fund transition costs and provide expansion capital. Since the closing, Modern’s sales have about equaled those of Point.360 on a monthly basis. While transition and integration costs will affect results in the first and second quarters of fiscal 2016, we believe benefits afforded by the addition of Modern’s capabilities will enable future profitable growth.”

Revenues

Revenue for the quarter ended June 30, 2015 totaled $5.8 million compared to $6.5 million in the same quarter last year. Revenues for the Twelve months ended June 30, 2015 were $21.6 million compared to $25.7 million last year. Declines were due primarily to lower orders by a major customer, and our decision in the second quarter of the last fiscal year to terminate our inconsistent computer graphics business.

Gross Margin

In the fourth quarter of fiscal 2015, gross margin was $2.6 million (44% of revenues), compared to $2.3 million (36% of revenues) in the prior year’s quarter. For the twelve months of fiscal 2015, gross margins were $7.4 million (34% of revenues), compared to $8.4 million, (33% of revenues) in last year’s period.

Selling, General and Administrative (“SG&A”) and Other Expenses

For the fourth quarter of fiscal 2015, SG&A expenses were $2.6 million, or 45% of revenues, compared to $2.7 million, or 41% of revenues, in the fourth quarter of last year. For the current twelve month period, SG&A expenses were $10.3 million (48% of revenues), compared to $11.3 million (44% of revenues) last year.

Interest expense was $0.1 million and $0.3 million in the three and twelve month periods ended June 30, 2015, respectively, and $0.1 million and $0.3 million in last year’s three and twelve month periods, respectively.

Other income in the fiscal 2015 three and twelve month periods includes sublease income. In the fiscal 2014 twelve month period, other income includes $0.3 million from the settlement of a lawsuit.

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Operating Loss

The operating loss was $0.1 million in the fourth quarter of fiscal 2015 compared to an operating loss of $0.4 million in last year’s fourth quarter. For the twelve months ended June 30, 2015, the operating loss was $3.0 million compared to an operating loss of $3.0 million in the comparable period last year.

Net Loss

For the fourth quarter and twelve months of fiscal 2015, the Company reported net losses of $0.1 million ($0.01 per share) and $2.9 million ($0.27 per share), respectively, compared to net losses of $0.4 million ($0.03 per share) and $2.7 million ($0.25 per share) in the same periods last year, respectively.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s non-GAAP EBITDAN* to net loss which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN* (unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2015	2014	2015
Net loss	$(358,000)	$(82,000)	$(2,650,000)	$(2,886,000)
Interest (net)	70,000	106,000	285,000	256,000
Income taxes	3,000	--	3,000	--
Depreciation & amortization	411,000	301,000	1,841,000	1,363,000
Other non-cash charges:
Bad debt expense (recovery)	7,000	6,000	(99,000)	21,000
Stock based compensation	66,000	59,000	272,000	262,000
EBITDAN	$199,000	$390,000	$(348,000)	$(984,000)

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and twelve month periods ended June 30, 2014 and 2015.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2015	2014	2015

Revenues	$6,540,000	$5,771,000	$25,733,000	$21,581,000
Cost of services sold	(4,217,000)	(3,220,000)	(17,347,000)	(14,206,000)

Gross profit	2,323,000	2,551,000	8,386,000	7,375,000
Selling, general and administrative expense	(2,704,000)	(2,607,000)	(11,336,000)	(10,329,000)

Operating loss	(381,000)	(56,000)	(2,950,000)	(2,954,000)
Interest expense	(70,000)	(106,000)	(285,000)	(256,000)
Other income	96,000	80,000	588,000	324,000

Loss before income taxes	(355,000)	(82,000)	(2,647,000)	(2,886,000)
Provision for income taxes	(3,000)	-	(3,000)	-
Net loss	$(358,000)	$(82,000)	$(2,650,000)	$(2,886,000)

Loss per share:
Basic
Net loss	$(0.03)	$(0.01)	$(0.25)	$(0.27)
Weighted average number of shares	10,536,906	10,536,906	10,532,875	10,536,906
Diluted:
Net loss	$(0.03)	$(0.01)	$(0.25)	$(0.27)
Weighted average number of shares including the dilutive effect of stock options	10,536,906	10,536,906	10,532,875	10,536,906

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2014	June 30, 2015
Working capital deficit (1)	$(1,723,000)	$(3,676,000)
Property and equipment, net	10,173,000	9,226,000
Total assets	17,049,000	13,380,000
Current portion of long term debt	5,485,000	5,117,000
Long-term debt, net of current portion	-	88,000
Shareholder’s equity	6,861,000	4,238,000

(1)	Reflects the classification of long-term debt as a current liability due to previous financial covenant default conditions under the Company’s prior credit agreements.

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*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of operations, operating loss, net loss or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDAN; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes; (f) the inability to successfully absorb the assets and operations of Modern VideoFilm; and (g) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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